Exhibit 10.21

JAMES HOTEL SCOTTSDALE, LLC

SELLER

- and -

MORGANS HOTEL GROUP LLC

PURCHASER

AGREEMENT OF PURCHASE AND SALE

James Hotel Scottsdale

TABLE OF CONTENTS

ARTICLE I	INTERPRETATION	1

1.1	Definitions	1

ARTICLE II	AGREEMENT OF PURCHASE AND SALE	7

2.1	Agreement of Purchase and Sale	7
2.2	Intentionally Omitted	7
2.3	Settlement of Documents	7

ARTICLE III	PURCHASE PRICE	7

3.1	Deposit	7
3.2	Method of Payment of Purchase Price and Allocation of Purchase Price	8
3.3	Adjustments	8
3.4	Adjustments - Post Closing	10
3.5	Disputes	11
3.6	Payment Provisions	12

ARTICLE IV	CONDITIONS	12

4.1	Conditions for Seller	12
4.2	Conditions for Purchaser	12

ARTICLE V	CLOSING DOCUMENTS	13

5.1	Closing Arrangements	13
5.2	Seller’s Deliveries	13
5.3	Purchaser’s Deliveries	14
5.4	Recordation and Other Costs	15
5.5	Vacant Possession	15

ARTICLE VI	REPRESENTATIONS AND WARRANTIES, ETC.	16

6.1	Seller’s Representations	16
6.2	Purchaser’s Representations	18
6.3	Survival of Representations	19
6.4	Limitations on Seller’s Representations and Warranties	19
6.5	Third Party Claims	20

ARTICLE VII	OPERATION UNTIL CLOSING	22

7.1	Operation Before Closing	22
7.2	Damage Before Closing	22
7.3	Leasing and Hotel Contracts	23
7.4	Assignment of Hotel Contracts and Hotel Permits	23

7.5	Employees	25
7.6	Trade-Marks and Other Intellectual Property Rights	27
7.7	Change of Circumstances	27
7.8	Hotel FF&E and Hotel Inventory	27
7.9	Purchaser’s Access to Hotel	27

ARTICLE VIII	GENERAL	28

8.1	Gender and Number	28
8.2	Captions	28
8.3	Obligations as Covenants	28
8.4	Applicable Law	28
8.5	Currency	28
8.6	Invalidity	28
8.7	Amendment of Agreement	28
8.8	Time	29
8.9	Entire Agreement	29
8.10	Waiver	29
8.11	Attorneys as Agents and Tender	29
8.12	Successors and Assigns	29
8.13	Real Estate Commissions	29
8.14	Notice	30
8.15	No Registration of Agreement	31
8.16	Counterparts	31
8.17	Survival	31
8.18	Conflicts between Agreement and Closing Documents	31
8.19	Assignment	31
8.20	Confidentiality	31
8.21	Like-Kind Exchange	32
8.22	Transition	32

SCHEDULES

Schedule “A”	-	Legal Description of the Land

Schedule “B”	-	Form of Assignment and Assumption of Hotel Contracts

Schedule “C”	-	Intentionally Omitted

Schedule “D”	-	List of Certain Permitted Encumbrances

Schedule “E”	-	Schedule of Hotel Contracts to be Assumed

Schedule “F”	-	Allocation of Purchase Price

Schedule “G”	-	Room Reservations

Schedule “H”	-	Litigation

Schedule “I”	-	Employees

Schedule “J”	-	Insurance

Schedule “K”	-	Transition

THIS AGREEMENT OF PURCHASE AND SALE made as of the        day of December, 2005.

BETWEEN:

JAMES HOTEL SCOTTSDALE, LLC,
an Arizona limited liability company or such other entity as shall be the owner of the Hotel Assets at Closing (hereinafter referred to as the “Seller”)

- and -

MORGANS HOTEL GROUP LLC
a Delaware limited liability company (hereinafter referred to as the “Purchaser”)

WHEREAS the Seller and the Purchaser have agreed that the Seller shall sell, transfer, assign, set over and convey all of its right, title and interest in and to the Hotel Assets to the Purchaser and the Purchaser shall purchase all of the Seller’s right, title and interest in and to the Hotel Assets, all on and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the sum of Ten Dollars ($10.00) paid by each of the Seller and the Purchaser to the other and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1                               Definitions

The terms defined in this Section shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

“Adjustments” has the meaning ascribed thereto in Section 3.3.

“Affiliate” means, with respect to Seller or Purchaser , any Person: (i) which owns more than 51% of the voting interests in such entity; or (ii) in which such entity owns more than 51% of the voting interests; or (iii) in which more than 51% of the voting interests are owned by such entity who has a relationship with the Member described in clause (i) or (ii) above, or (iv) who otherwise controls, is controlled by, or under common control with, another Person.

“Agreement” means this agreement of purchase and sale together with all Schedules hereto, as amended from time to time.

“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of Governmental Authorities having jurisdiction.

“Approved Additional Employees” means employees of the Hotel Business hired after the Execution Date without contravening Section 7.5 (g) .

“Approved Hotel Contracts” means Hotel Contracts created after the Execution Date without contravening Section 7.3.

“Article”, “Section” and “Subsection” mean and refer to the specified article, section and subsection of this Agreement.

“Assignment and Assumption of Hotel Contracts” means an assignment of the interest of the Seller in all Existing Hotel Contracts to be assigned to and assumed by Purchaser at Closing pursuant to the terms of this Agreement, all Room Reservations in force at Closing and any Approved Hotel Contracts in force at Closing, and an assumption of any and all obligations relating thereto, such document to be substantially in the form attached hereto as Schedule ”B”.

“Balance” has the meaning ascribed thereto in Section 3.2.

“Bill of Sale” means a bill of sale for the Seller’s interest in Hotel FF&E and the Hotel Inventory to be in a form reasonably acceptable to Seller and Purchaser and their respective Arizona counsel.

“Block Reservations” means Room Reservations in respect of guests pursuant to contracts for multiple rooms on predetermined fixed dates such as, but without limitation, tour groups, airline and railway crews, and similar groups.

“Building” means, collectively, all buildings, structures and fixed improvements located on, in or under the Land and improvements and fixtures contained in or on such buildings and structures used in the operation of the Building, but excluding those improvements and fixtures which are owned by any Tenant or which are removable by any Tenant pursuant to its Lease or otherwise at law.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Scottsdale, Arizona.

“Claiming Party” means a party hereto making a claim under Section 6.5 (a) .

“Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on attorney and client basis, interest, demands and actions of any nature or any kind whatsoever.

“Closing” means the closing of the Transaction, including without limitation the payment of the Purchase Price and the delivery of the Closing Documents.

“Closing Date” means April 30, 2006, WITH TIME OF THE ESSENCE, or such earlier date as the parties may mutually agree upon in their sole and absolute discretion.

“Closing Documents” means the agreements, instruments and other documents to be delivered by the Seller pursuant to Section 5.2 and the agreements, instruments and other documents to be delivered by the Purchaser pursuant to Section 5.3.

“Confidential Information” has the meaning ascribed in, and shall be governed by that certain Confidentiality Agreement, dated as of October       , 2005, between Seller and Purchaser (the “Confidentiality Agreement”) which is incorporated herein by reference and shall survive the Closing.

“Deed of Sale” means the Deed of Sale from the Seller to the Purchaser of the Property.

“Deposit” has the meaning ascribed thereto in Section 3.1 (a) .

“Employees” means all individuals (other than Excluded Employees) employed by the Seller in connection with the Hotel Business, provided that each such individual works on site, is identified in the List of Employees or is an Approved Additional Employee.

“Encumbrance” means any hypothecation agreement, mortgage, pledge, charge, lien, debenture, trust deed, assignment by way of security, security interest, conditional sales contract or other title retention agreement, registrations in respect of leases, or other instrument charging, or creating a security interest in, or otherwise encumbering, the Hotel Assets.

“Execution Date” means the date upon which this Agreement is executed and delivered by each of the parties hereto.

“Existing Hotel Contracts” means all Hotel Contracts in existence as of the Execution Date as set forth on Schedule E annexed hereto and made a part hereof.

“Expert” has the meaning ascribed thereto in Section 3.5.

“Final Adjustment Date” means the 180th day after the Closing Date.

“GAAP” means generally accepted accounting principles applied consistently.

“Governmental Authority” means any government, legislature, municipality, regulatory authority, agency, commission, department, board or court or other law, regulation or rule-making entity.

“Hotel” means the hotel known as the James Hotel Scottsdale, 7353 East Indian Road, Scottsdale, Arizona 85251 and all related facilities, land and appurtenances.

“Hotel Assets” means the Property, the Hotel FF&E, the Hotel Contracts, the Hotel Intangibles and the Hotel Inventory.

“Hotel Business” means the business of offering and providing to the general public lodging and accommodation at the Hotel, with related recreational and meeting facilities at the Hotel, food and beverages services and other services that are ancillary thereto.

“Hotel Contracts” means all non-cancelable contracts, agreements, and commitments having a term of greater than forty-five (45) days made by, or binding upon, the Seller in connection with the Hotel Business or the Hotel Assets, excluding Hotel Intangibles, contracts relating to the intellectual and industrial property rights which are excluded from the Hotel Assets pursuant to Section 7.6 and policies of insurance; without limiting the generality of the foregoing, the Hotel Contracts shall include all agreements with Employees, the unexpired warranties of manufacturers or sellers which apply to any of the Hotel Assets, and are assignable (if any), all maintenance contracts (including, without limitation, the elevator maintenance contract), equipment leases in respect of any Hotel Assets, any existing pay-for-view movie contracts and Room Reservations.

“Hotel FF&E” means all machinery, tools, chattels, movables, furniture, furnishings, artwork and equipment and accessories of every nature and kind, including, without limitation, computer hardware owned by the Seller and used or held for use on site at the Hotel as of the Execution Date.

“Hotel Intangibles” means all of the Seller’s files, records (including all those stored in electronic form pertaining to the Hotel Business but excluding any corporate files and records which relate primarily to the Seller as opposed to the Hotel Business), documents, market studies, customer lists, guest reservation cards, advance reservations, correspondence, telephone numbers, computer software other than any software license from any Person or rights thereunder which are not by its terms freely transferable and the Seller’s proprietary software but including the information relating to the Hotel stored in electronic form using such software) and goodwill relating, in each case, primarily to the Hotel and all other rights (other than rights otherwise included in Hotel Assets) owned by the Seller and used primarily in connection with the Hotel (with the exception of all intellectual and industrial property rights which are excluded from the Hotel Assets pursuant to Section 7.6  and all of the Seller’s files and records relating to the Hotel and the Hotel Business (other than the corporate files and records as aforesaid).

“Hotel Inventory” means the Seller’s interest in:

(a)                                                                                                                                                                             the inventory of any unopened and saleable food and beverages, used or held for use on site at the Hotel; and

(b)                                                                                                                                                                            all unopened and useable stock of paper products, guest supplies, guest room supplies and similar items (but excluding stocks of china, glassware, silverware, linen, uniforms and office supplies which shall form part of the Hotel FF&E) located in the storage areas of the Hotel.

“Hotel Permits” means all licenses and permits issued by any Governmental Authorities and used in connection with or pertaining to the operation of the Hotel Business (but expressly excluding the Liquor License).

“Hotel Receivables” means all accounts receivable arising out of the Hotel Business or the Leases and outstanding as of the day prior to the Closing Date.

“Knowledge” or “knowledge” or any similar term or phrase, when used in the context of the Purchaser’s knowledge, means actual knowledge of the Purchaser arising from written information Disclosed to the Purchaser.

“Land” means the land and premises described in Schedule ”A” attached hereto.

“Leases” means all of the leases, subleases, concessions and other similar occupancy agreements entered into by Seller (or a predecessor-in-interest) as landlord, together with all amendments, renewals, modifications entered into in accordance with the terms of this Agreement, and guaranties thereof, if any, other than Short Term Leases.

“Liquor License” means all of the licenses and permits held in respect of the Hotel pursuant to which the sale of alcoholic beverages is permitted in the Hotel or the restaurants (other than the Independent Restaurant), bars, function rooms or guest rooms located therein.

“List of Employees” shall mean the List of Employees set forth on Exhibit ”I” annexed hereto and made a part hereof.

“Non-Assignable Rights” has the meaning ascribed thereto in Section 7.4 (a) .

“Notice” has the meaning ascribed thereto in Section 8.14.

“Permitted Encumbrances” means:

(a)                             those Encumbrances described on Schedule ”D”; and

(b)                            all other Encumbrances entered into or granted by the Seller after the Execution Date with the consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, Governmental Authority, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Post Closing Adjustments” has the meaning ascribed thereto in Section 3.4(a) .

“Property” means, collectively, the Land and the Building.

“Property Conditions” has the meaning ascribed thereto in Section 6.4(b) .

“Purchase Price” means FORTY SIX MILLION THREE HUNDRED SIXTY FIVE THOUSAND DOLLARS ($46,365,000).

“Purchaser’s Affiliates” means any past, present or future:  (i) shareholder, partner, member, manager or owner of Purchaser; (ii) entity in which Purchaser or any past, present or future shareholder, partner, member, manager or owner of Purchaser has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser; and (iv) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.

“Purchaser’s Attorneys” means McDermott Will & Emery LLP or such other firm or firms of attorneys or agents as are appointed by the Purchaser from time to time and notice of which is provided to the Seller.

“Responding Party” means a party hereto subject to a Claim pursuant to Section 6.5(a) .

“Room Reservations” means reservations for guest rooms, function rooms or other facilities of the Hotel.

“Seller’s Attorneys” means Herrick, Feinstein LLP or such other firm or firms of attorneys or agents as are appointed by the Seller from time to time and notice of which is provided to the Purchaser.

“Seller’s Closing Certificate” has the meaning ascribed thereto in Section 5.2(f) .

“Short Term Leases” means occupancy cards or agreements which relate to the use of rooms in the Hotel by Transient Guests, or the use of parking stalls, if any, in the Building.

“Substantial Damage” has the meaning ascribed thereto in Section 7.2(a) .

“Survival Period” has the meaning ascribed thereto in Section 6.3.

“Third Party Claim” has the meaning ascribed thereto in Section 6.5(a) .

“Transaction” means the transaction of purchase and sale of the Hotel Assets provided for in this Agreement.

“Transient Guests” means all room guests of the Hotel other than those staying at the Hotel pursuant to Block Reservations.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

2.1                               Agreement of Purchase and Sale

The Seller hereby agrees to sell, transfer, assign, set over and convey, all of the Seller’s right, title and interest in and to the Hotel Assets to the Purchaser (or to cause the same to be done) and the Purchaser hereby agrees to purchase and acquire all of the Seller’s right, title and interest in and to the Hotel Assets for the Purchase Price, all on and subject to the terms and conditions of this Agreement.

2.2                               Intentionally Omitted.

2.3                               Settlement of Documents

The Closing Documents (to the extent that they require preparation and can be prepared by the Seller) shall be prepared by the Seller’s Attorneys in conjunction with and for review by the Purchaser’s Attorneys. The parties shall proceed diligently and in good faith to agree upon the contents of all Closing Documents to be executed and delivered by the Seller and the Purchaser; provided that in the case of any Closing Documents to be executed and delivered in the form set out in a schedule to this Agreement, such form shall not be subject to further negotiations and the Seller shall provide all details and/or information necessary to complete such documents, subject to the Purchaser’s approval of the accuracy of such details and information, such approval not to be unreasonably withheld.

ARTICLE III

PURCHASE PRICE

3.1                               Deposit

(a)                                  Simultaneously with the execution of this Agreement,  the Purchaser shall pay Four Million Five Hundred Thousand Dollars ($4,500,000)  (the “Deposit”) by certified check or negotiable bank draft or wire transfer to the Seller.

(b)                                 If the Transaction is not completed for any reason whatsoever, other than the default of the Seller or other failure of Seller to close on the Closing Date (other than as a result of Purchaser’s default), the Deposit, together with all interest earned thereon, shall be forfeited to the Seller as liquidated damages.  In such event, this Agreement shall terminate, neither party shall be further obligated hereunder, towards the other, save to the extent provided for in the immediately preceding sentence and the parties shall not have any claim for damages or other recourses against the other.

(c)                                  If the Transaction is completed, the Deposit and all interest earned thereon shall be credited against the Purchase Price due on Closing; provided that in the case of such interest, the Seller shall be entitled to elect prior to Closing, by giving notice of such election in writing to the Purchaser, that instead of crediting such interest against the Purchase Price the interest shall be paid to the Purchaser; and if the Seller makes such election prior to Closing, then there shall be no credit against the Purchase Price for the interest earned on the Deposit and instead the Seller shall pay directly to the Purchaser on Closing, or as soon thereafter as is possible, an amount equal to the interest earned on the Deposit.

3.2                               Method of Payment of Purchase Price and Allocation of Purchase Price

On Closing the Purchase Price shall be satisfied by payment by certified check or negotiable bank draft or by wire transfer to the Seller, as the Seller directs in writing, of an amount (the “Balance”) equal to the Purchase Price less the amounts described in Section 3.1(c), as adjusted pursuant to Section 3.3 which shall be allocated in accordance with Schedule F.

3.3                               Adjustments

The Purchase Price shall be adjusted as set out in this Section (such adjustments being referred to as the “Adjustments”).  Except as otherwise expressly provided for in this Agreement, all revenues and expenses with respect to the Property, the Hotel Assets and the Hotel Business accrued prior to the Closing Date shall belong to, and be for the account of, the Seller, and all revenues and expenses with respect to the Property, the Hotel Assets and the Hotel Business accrued on or after the Closing Date shall belong to, and be for the account of, the Purchaser.  Without limiting the foregoing, the Adjustments to be made as of the Closing Date shall include:

(a)                                  Taxes.  All real estate taxes, personal property taxes; local improvement charges; levies; taxes and rates; business taxes and surtaxes; retail sales taxes and other assessments and similar taxes, rates or charges levied or assessed by a municipal or other Governmental Authority, whether special or general, (including water and sewer service charges and other charges for governmental services) in respect of the Hotel Business or Hotel Assets for the period prior to (but excluding) the Closing Date shall be the responsibility of the Seller and all of those for the period from and including the Closing Date shall be the responsibility of the Purchaser.

(b)                                 Prepaid Revenues.  Prepaid amounts received by the Seller, in respect of the Hotel Business or the Hotel Assets including prepaid rents, security deposits and any other amounts paid in advance by Tenants, prepaid amounts and deposits in respect of Block Reservations and other advance bookings, parking spaces and all other prepaid amounts and prepaid room commissions for services to be provided on or after the Closing Date shall be credited to the Purchaser.

(c)                                  Hotel Contracts.  With respect to Hotel Contracts which are to be assumed by Purchaser (as set forth in Schedule ”E” annexed hereto and made a part hereof), unpaid amounts owing by the Seller under any Hotel Contracts relating to the supply of goods, equipment or services delivered or performed prior to the Closing Date shall be credited to the Purchaser.

(d)                                 Room Charges.  The Seller shall receive a credit for all of the Hotel room rents and other charges of Transient Guests owing prior to the night before the Closing Date.  One-half of the aggregate of all room rents and other such charges for the night before the Closing Date shall be credited to the Purchaser and the other half shall be credited to the Seller.  For greater certainty, the “night before the Closing Date” means the night which begins on the day before the Closing Date and ends on the Closing Date.

(e)                                  Utilities.  To the extent possible, all meters in respect of the Hotel Assets will be read on the Closing Date.  Any water and sewer charges, hydro, gas, oil and charges for all other utilities or governmental services (if any) shall be adjusted as of the Closing Date.

(f)                                    Cash On Hand.  The Seller will transfer to the Purchaser on the Closing Date any cash hand normally used in connection with the operation of the Hotel and the Purchase Price will be adjusted accordingly, with the Seller receiving a credit on the statement of Adjustments for the full amount of such cash on hand.

(g)                                 Hotel Inventory.  The Seller shall be credited with the book value (less rebates or discounts, if any, paid or accruing due to the Seller to the extent that such rebates or discounts, if any, are not already reflected in such book value) of all of the Hotel Inventory on hand on the night before the Closing Date, such book value to be determined by reference to the most recent purchase invoices for the relevant items.

(h)                                 Prepaid Costs.  The Seller shall be credited with any amounts prepaid by the Seller in respect of the Hotel Assets or the Hotel Business in respect of services, goods, equipment or other supplies provided or performed after the Closing Date (and including such Closing Date, if applicable) and which are not otherwise credited to the Seller, provided, however, there shall be no credit to Seller for prepaid costs in respect of Hotel Contracts which are not to be assumed by Purchaser.

(i)                                     Employee Related Adjustments. All items in respect of Employees that require adjustment pursuant to Section 6.5(b).

Further Adjustments shall be made as reasonable in the circumstances based upon generally accepted accounting principles applicable to the hotel industry.  Notwithstanding the foregoing, no Adjustments shall be made with respect to:

(i)                                     insurance premiums (and the Purchaser shall not assume or take an assignment of the Seller’s insurance policies);

(ii)                                  any Hotel Receivables; or

(iii)                               any bank accounts or cash (other than the cash floats referred to in Section 3.3(f));

none of which is included in Hotel Assets and all of which shall remain the sole property of the Seller.  The Purchaser shall not do anything to compromise the Hotel Receivables or impair their collection by the Seller.  If requested by the Seller, the Purchaser shall (without being obliged to incur any expense with respect thereto or in any way becoming liable therefor) co-operate with the Seller in its efforts to collect the Hotel Receivables, provided that such cooperation shall not in any way adversely affect the Purchaser’s right to collect receivables arising as a result of the operation of the Hotel Business on and after the Closing Date.  These provisions shall survive Closing.

The Seller shall deliver a proposed draft statement of Adjustments to the Purchaser not later than the fourth Business Day prior to the Closing.  If the Purchaser does not approve any item in such statement, it will advise the Seller of any such items at least twenty-four hours prior to the Closing Date.  The Seller and the Purchaser shall cooperate so as to resolve any disagreement with respect to any such disputed item prior to the Closing Date.  On the night before the Closing Date, the parties shall cause a physical count and tally of the Hotel Inventory to be prepared by representatives of the Seller and the Purchaser, and the results of such physical count and tally shall be incorporated in the statement of Adjustments.  The parties shall cause the statement of Adjustments to be finalized by Closing.

3.4                               Adjustments - Post Closing

(a)                                  If the cost or amount of any item which is to be adjusted pursuant to Section 3.3 cannot be finally determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by the Seller, acting reasonably, as of the Closing Date on the basis of the best information available at the Closing as to what the final cost or amount of such item will be (and such item will be identified as being an “estimate” on the Statement of Adjustments referred to in Section 3.3).  All amounts which have been estimated as at the Closing Date because they have not been finally determined at that date or which are not included in such Statement of Adjustments (the “Post Closing Adjustments”) shall be finally adjusted on a post-closing basis once they have been determined and finalized in accordance with the provisions set out below.

(b)                                 In each case when Post Closing Adjustments in an aggregate amount of at least TEN THOUSAND DOLLARS ($10,000) can be finally determined, the Seller or the Purchaser, as the case may be, shall provide to the other party hereto a complete written statement of such final Post Closing Adjustments, together with reasonable details relating thereto (in each case, such statement being referred to herein as a “Proposed Final Determination”).  If by the 45th day prior to the Final Adjustment Date there are Post Closing Adjustments which in aggregate are less than TEN THOUSAND DOLLARS ($10,000) and in respect of which a Proposed Final Determination has not been issued, then either the Seller or the Purchaser, as the case may be, shall be entitled to issue the Proposed Final

Determination relating thereto.  In the case of each Post Closing Adjustment for which a Proposed Final Determination has been issued, the parties shall attempt to reach final agreement upon such Post Closing Adjustment within 15 days after the relevant Proposed Final Determination has been issued, but if the parties are unable to reach such final agreement before the expiry of such 15 day period then either of them shall be entitled to refer the final determination of such Post Closing Adjustment to the Expert pursuant to Section 3.5 hereof.

(c)           The Purchaser shall provide the Seller and its auditors, during normal business hours at any time and from time to time after Closing, upon reasonable prior notice to the Purchaser, and subject to the supervision of the Purchaser, access to the books, files and records of the Purchaser relating exclusively to the Hotel Assets and the Hotel Business, for the purpose of calculating or verifying the amount of any Post Closing Adjustments and dealing with any real estate tax appeals.

(d)           The Seller shall pay to the Purchaser (or to whom the Purchaser may direct) the redemption cost of any outstanding gift certificates or coupons, if any, issued prior to the Execution Date by the Seller, any affiliate of the Seller or any previous owner or manager of the Hotel, for use of Hotel rooms or other Hotel facilities but redeemed on or after the Closing Date, provided that reasonable evidence of such redemption is provided to the Seller.  The costs of such redemptions shall be deemed one of the “Post Closing Adjustments” within the meaning of this Article 3.

(e)           The provisions of this Section 3.4 shall survive the Closing and, in confirmation thereof, the Seller and Purchaser shall execute and deliver on the Closing Date an undertaking to readjust and to pay the amount of any Post-Closing Adjustments as may be owing pursuant to the provisions of this Agreement.

3.5                               Disputes

If there is any dispute concerning Adjustments or Post Closing Adjustments, either party may submit such dispute to a nationally recognized accounting firm, with an office in New York, New York, agreed to by the Seller and the Purchaser or otherwise selected pursuant to this Section and which does not act for either of the parties (the “Expert”) for resolution and the Expert shall be given access to all materials and information reasonably required for such purpose.  The Expert’s determination of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party.  The fees and expenses of the Expert shall be borne equally by the parties.  If the parties are unable to agree on the Expert within five Business Days of notification of the intent of one party to bring a dispute to an Expert as herein provided, then the Seller shall, within the immediately following five (5) Business Days, submit to the Purchaser a list of two nationally recognized accounting firms, with offices in New York, New York, that do not act for either party.  The Purchaser shall then select, within two Business Days after having been provided with such list, one firm from such list to act as the Expert, and such firm shall constitute the Expert for all purposes of this Section.  If the Seller does not submit the foresaid list of two nationally recognized accounting firms within such five (5) Business Day period, the Purchaser shall designate a nationally recognized accounting firm, with an office in New York, New York, that does not act for either party as the Expert and advise the Seller of such accounting firm and such firm shall constitute the Expert for all purposes of this section.

3.6                               Payment Provisions

When a Post Closing Adjustment has been finalized pursuant to Section 3.4 (or 3.5, if applicable), the party which owes the other party money as a result of such Post Closing Adjustment shall pay such amount to the other party within five Business Days after such final determination.

ARTICLE IV

CONDITIONS

4.1                               Conditions for Seller

The obligation of the Seller to complete the Transaction shall be subject to fulfillment of each of the following conditions on or before the Closing Date or such earlier date or time as may be herein specified:

(a)                                  payment by the Purchaser of the Purchase Price and all of the other terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects (including, without limitation, the delivery of all of the Closing Documents on the part of the Purchaser to be delivered pursuant to this Agreement);

(b)                                 on Closing, the representations and warranties of the Purchaser set out in Section 5.7 shall be true and accurate in all material respects as if made as of the Closing; and

(c)                                  Purchaser shall have assumed all obligations under the Hotel Contracts identified on Schedule ”E-1” annexed hereto.

The conditions set forth in this Section are for the benefit of the Seller and may be waived in whole or in part by the Seller by notice to the Purchaser.

4.2                               Conditions for Purchaser

The obligation of the Purchaser to complete the Transaction shall be subject to fulfillment of each of the following conditions on or before the Closing Date or such earlier date or time as may be herein specified:

(a)                                  all of the material terms, covenants and conditions of this Agreement to be complied with or performed by the Seller shall have been complied with or performed in all material respects (including, without limitation, the delivery of all Closing Documents on the part of the Seller to be delivered pursuant to this Agreement);

(b)                                 on Closing, the representations and warranties of the Seller set out in Section 6.1 shall be true and accurate in all material respects;

(c)                                  Except for Permitted Encumbrances, there shall be no Encumbrances recorded against, or affecting, the Hotel Assets.

The conditions set forth in Section 4.2 are for the benefit of the Purchaser, and may be waived in whole or in part by the Purchaser by notice to the Seller.

ARTICLE V

CLOSING DOCUMENTS

5.1                               Closing Arrangements

The Closing shall commence at 10:00 a.m. (Eastern Standard Time) on the Closing Date WITH TIME OF THE ESSENCE at the office of the Seller’s Attorneys in New York, New York, or, at Purchaser’s request, at the offices of Purchaser’s lender or its attorneys in New York, New York or at such other time (on such date) or place as the parties shall mutually agree upon in writing.

5.2                               Seller’s Deliveries

On or before Closing, subject to the provisions of this Agreement, including those requiring prior execution and delivery, the Seller shall deliver, or cause to be delivered, to the Seller’s Attorneys (who shall act as escrow agent under the Escrow Agreement) the following:

(a)                                  a duly executed deed of sale (the “Deed of Sale”) transferring to the Purchaser all of the Seller’s interest in the Property, in a form to be reasonably acceptable to Seller and Purchaser and their respective Arizona Counsel;

(b)                                 the Assignment and Assumption of Hotel Contracts;

(c)                                  the Bill of Sale in favor of the Purchaser in a form to be reasonably acceptable to Seller and Purchaser and their respective Arizona counsel;

(d)                                 a direction as to the payee or payees, which must be acceptable to the Purchaser acting reasonably,  of the Purchase Price, the whole, subject to the provisions of Section 3.2 hereof;

(e)                                  an undertaking by the Seller to re-adjust the Adjustments in accordance with Section 3.3;

(f)                                    a certificate of an officer of the Seller, (solely on behalf of the Seller and without personal liability) (the “Seller’s Closing Certificate”) to the effect that the representations and warranties set forth in Section 6.1, unless expressed to be true and correct only on a date prior to the Closing Date, are, as at the Closing Date true and correct in all material respects.

(g)                                 a Certificate of Non-Foreign Status from Seller in the form required by law in order to establish that Seller is not a foreign person or a nonresident person for purposes of Section 1445 of the Internal Revenue Code of 1986.

(h)                                 complete copies of all Hotel Contracts which will be the subject of the Assignment and Assumption of Hotel Contracts (other than Room Reservations which are not Block Reservations) and are identified on Schedule ”E” annexed hereto;

(i)                                     complete copies of all Hotel Permits which are in the possession or control of the Seller, or any affiliate of the Seller;

(j)                                     an agreement made by the Seller in favor of the Purchaser providing for the indemnities by the Seller provided for in Section 6.5 in form reasonably acceptable to Seller and Purchaser and their respective counsel;

(k)                                  to the extent in the Seller’s possession, all books and records relating to the Property held by or for the account of Seller, all Plans and Specifications and all keys to the Property in Seller’s possession, provided, however, Seller shall retain all customer lists, guest history information, information relating to standard operating procedures and all similar proprietary and confidential information of Seller and its affiliates;

(l)                                     a customary title company affidavit as to mechanic’s and materialmen’s liens, the absence of parties in possession and such other matters as Purchaser’s title insurance company may reasonably require;

(m)                               written consent of the City of Scottsdale to the assignment to Purchaser by Seller of that certain Lease Agreement (the “Patio Lease”), dated July 1, 2003, by and between the City of Scottsdale and James Hotel Scottsdale, LLC;

(n)                                 a Room Reservation list, updated as of the closing; and

(o)                                 all other conveyancing documents which the Purchaser reasonably requests to give effect to the Transaction and to result in the proper sale, transfer and assignment of the Hotel Assets by the Seller to the Purchaser in accordance with the terms of this Agreement.

5.3                               Purchaser’s Deliveries

On or before Closing, subject to the terms and conditions of this Agreement, including those requiring prior execution and delivery, the Purchaser shall execute (where it is a party thereto) and shall deliver or cause to be delivered to the Seller’s Attorneys (who shall act as the escrow agent under the Escrow Agreement) the following:

(a)                                  the Balance in accordance with and subject to the provisions of Section 3.2;

(b)                                 the Assignment and Assumption of Hotel Contracts;

(c)                                  an undertaking by the Purchaser to re-adjust the Adjustments in accordance with Section 3.3;

(d)                                 an assumption in favor of the Seller by the Purchaser of (and full indemnification by the Purchaser of the Seller from all Claims which arise or accrue during, or relate to, the period after the Closing Date) in respect of all Permitted Encumbrances;

(e)                                  the duly executed Bill of Sale;

(f)                                    a certificate of an officer of the Purchaser (solely on behalf of the Purchaser and without personal liability) to the effect that the representations and warranties of the Purchaser set forth in Section 6.2, unless expressed to be true and correct only on a date prior to the Closing Date, are, as at the Closing Date, true and correct in all material respects;

(g)                                 an agreement made by the Purchaser in favor of the Seller providing for the indemnities by the Purchaser provided for in Section 6.5 in form reasonably acceptable to Seller and Purchaser and their respective counsel; and

(h)                                 confirmation that the Seller retains ownership of the Hotel Receivables;

5.4                               Recordation and Other Costs

The Seller and the Purchaser shall be responsible for the costs of the Seller’s Attorneys and the Purchaser’s Attorneys, respectively, in respect of this Agreement and the Transaction.  The Purchaser shall be responsible for and pay, in addition to the Purchase Price, all recording fees payable in respect of recordation by it of any documents on Closing.

5.5                               Vacant Possession

The Seller will deliver to the Purchaser vacant possession of all of the Hotel Assets immediately upon completion of the Transaction on the Closing Date, subject only to hotel guests and Permitted Encumbrances.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES, ETC.

6.1                               Seller’s Representations

The Seller hereby represents and warrants to and in favor of the Purchaser that:

(a)                                  the Seller is a limited liability company organized under the laws of the State of Arizona and has the necessary authority, power and capacity to own the Hotel Assets and carry on the Hotel Business, as presently conducted, enter into this Agreement and the documents and transactions contemplated herein and to complete the Transaction on the terms and conditions herein contained;

(b)                                 this Agreement and the obligations of the Seller hereunder, and the documents and transactions contemplated herein, have been duly and validly authorized by all requisite corporate proceedings and constitute, and will constitute at Closing (or, in the case of Closing Documents, will constitute when executed and delivered) legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its and their terms; and neither the entering into and delivery of this Agreement nor the completion by the Seller of the Transaction will conflict with or constitute a default under any Applicable Laws;

(c)                                  except as has been disclosed to the Purchaser, to the best of Seller’s knowledge, the Seller has not received written notice of any pending condemnation proceedings, or written notice of changes concerning zoning or variances that would render the Hotel Business illegal or nonconforming with Applicable Laws;

(d)                                 the Seller is not a party to any collective agreement with respect to any of its Employees;

(e)                                  on the Date of Closing, the Seller will be the sole legal and beneficial owner of the Hotel Assets, free and clear of all Encumbrances except for the Permitted Encumbrances (including the equipment leases scheduled in Schedule ”1” to Schedule ”E” of this Agreement).

(f)                                    To the best of Seller’s knowledge, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (i) do not violate any judgment, order, injunction, decree, regulation or ruling of any court or Government Authority actually known to Seller, or (ii) result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument known to Seller by which Seller is bound.

(g)                                 Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1960, as amended, and the regulations promulgated thereunder.

(h)                                 To the best of Seller’s knowledge, Schedule G contains a complete list of the Room Reservations as of the Execution Date.  There are no oral Room Reservations.

(i)                                     Except as set forth on Schedule H, to the best of Seller’s knowledge, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending and served against Seller or the Property before any court or Governmental Authority, which (i) are not adequately covered by existing insurance or (ii) if adversely determined, would adversely affect the value of the Property, the continued operations thereof, or Seller’s ability to consummate the transaction contemplated hereby.

(j)                                     To the best of Seller’s knowledge, Schedule I contains a complete list of all Employees as of the Execution Date.

(k)                                  To the best of Seller’s knowledge, Seller has not received written notice from any city, county, state, or other Governmental Authority of any violation of any statute, ordinance, regulation or administrative or judicial order with respect to the Property, including those relating to environmental matters, which violation has not been corrected.

(l)                                     To the best of Seller’s knowledge, Seller has all permits, licenses, approvals, certificates and other governmental authorizations and registration necessary to conduct its businesses at the Property as presently conducted, including, without limitation, an appropriate license issued by the State of Arizona for the sale of alcohol on the Property.

(m)                               To the best of Seller’s knowledge, The list of and information with respect to the Hotel Contracts in Schedule E is true and complete.  To Seller’s knowledge, there is no material default, or event that with notice or lapse of time or both would constitute a material default, by any party to any Hotel Contract listed on Schedule E.  Seller has received no notice that any party to any Hotel Contract listed on Schedule E intends to cancel or terminate such agreement.

(n)                                 There are no Leases existing as of the Execution Date.  There are no leasing commissions due nor will any become due in connection with any previously expired or terminated Lease, and no understanding or agreement exists in regard to payment of any leasing commissions or fees for future Leases.

(o)                                 The insurance policies presently in effect with respect to the Property are as set forth in Schedule J annexed hereto and made a part hereof (the “Existing Insurance”).

(p)                                 To the best of Seller’s knowledge, the financial information as to the Hotel delivered to Purchaser in connection with this Agreement is true and complete in every material respect.

(q)                                 All Hotel FFE, other than that which is subject to an equipment lease which is one of the Hotel Contracts, is owned by Seller free of lien or encumbrance, other than mortgage financing which will be satisfied on or before Closing.

(r)                                    The Patio Lease is in full force and effect, it has not been amended and Seller is not in default thereunder, Seller has received no notice of default or termination from the lessor under the Patio Lease and, to Seller’s knowledge, there exists no condition, which, with the passage of time or the giving of notice, or both, would constitute an event of default by the Seller under the Patio Lease.

6.2                               Purchaser’s Representations

The Purchaser hereby represents and warrants to and in favor of the Seller that:

(a)                                  the Purchaser is a limited liability company organized under the laws of Delaware and has the necessary authority, power and capacity to acquire the Hotel Assets and to enter into this Agreement and to complete the Transaction on the terms and conditions herein contained;

(b)                                 this Agreement and the obligations of the Purchaser hereunder and the documents and transactions contemplated herein have been duly and validly authorized by all requisite proceedings and constitute and will constitute at Closing (or, in the case of Closing Documents, will constitute when executed and delivered) legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its and their terms; and neither the entering into and delivery of this Agreement nor the completion by the Purchaser of the Transaction will conflict with or constitute a default under any Applicable Laws;

(c)                                  To Purchaser’s actual knowledge, there are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, threatened against Purchaser, which would have any material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; and

(d)                                 Purchaser is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support

Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

6.3                               Survival of Representations

The representations, warranties and certifications contained in this Agreement or in any Closing Documents shall not merge on Closing but shall survive for a period of six (6) months after the Closing Date (the “Survival Period”).  The party which has received a representation, warranty or certification, whether in this Agreement or in any Closing Document, shall give written notice to the other party of each breach of the representation, warranty or certification, together with details thereof, promptly after becoming aware of the breach .  Notwithstanding any other provision of this Agreement or of any Closing Document, no claim may be asserted or pursued against any party hereto, or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation, warranty or certification made by such party in this Agreement or in any Closing Document unless written notice of such claim is received by such party describing in detail the facts and circumstances with respect to the subject matter of such Claim on or prior to the last day of the Survival Period, irrespective of whether the subject matter of such Claim shall have occurred before or after such date; and upon the expiry of the Survival Period all such representations, warranties and certifications shall cease to have any effect except to the extent a written notice of Claim has been previously given in respect thereof in accordance with this Section.

6.4                               Limitations on Seller’s Representations and Warranties

(a)                                  Except as expressly provided in this Agreement, the Hotel Assets are being sold and purchased, and the Transaction is to be completed, on an “as is, where is” basis, at the Purchaser’s entire risk and peril, and without any representation, warranty or covenant of any nature whatsoever, legal or conventional.

(b)                                 Except as expressly provided in Section 6.1, the Seller makes no representations or warranties of any nature whatsoever with respect to any information or documentation disclosed to the Purchaser, nor with respect to the Hotel Assets (including, without limitation, the Seller’s title to the Property and any Encumbrances against the Property), the Hotel or the Hotel Business or the Transaction including, without limitation, (i) the structural integrity or any other aspect of the physical condition of the Building or any other Hotel Assets, (ii) the conformity of the Building or any other Hotel Assets to any plans or specifications for the Property (including, but not limited to, any plans and specifications that may have been or which may be provided to the Purchaser), (iii) the conformity of the Property to past, current or future applicable zoning or building code requirements or other Applicable Laws, (iv) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill for any other matter affecting the stability or integrity of the Land, or any Building situated on or as part of a Property, (v) the sufficiency of any drainage, (vi) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (vii) the existence or non-existence of underground storage tanks,

(viii) the availability of public utilities and services for the Property, (ix) the fitness or suitability of the Property for occupancy or any intended use (including matters relating to health and safety and the environment), (x) the potential for further development of the Property, (xi) the existence of land use, zoning or building entitlements affecting the Property, (xii) the status of any Hotel Contracts or Permitted Encumbrances or the financial condition of any present or prospective tenant of the Property or any contractor or whether any of the Hotel Permits, Hotel Contracts or Permitted Encumbrances are assignable or in good standing, or (xiii) the presence of toxic wastes, hazardous materials or contaminants in, on or about the Property or any other environmental issue or condition (collectively, the “Property Conditions”).

(c)                                  The Purchaser hereby unconditionally and irrevocably waives any and all actual or potential rights or claims the Purchaser might have against the Seller pursuant to any warranty, express or implied, legal or conventional, of any kind or type, other than those representations and warranties expressly set forth in Section 6.1, relating to the Transaction, the Hotel Assets, the Hotel, the Hotel Business or the Property Conditions.  Such waiver is absolute, unlimited and includes, but is not limited to, waiver of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of occupancy, strict liability and claims of every kind and type, including, but not limited to, claims regarding defects, whether or not discoverable or latent, product liability claims, or similar claims, and to all other extant or later created or conceived of strict liability or strict liability type claims and rights.

(d)                                 The provisions of this Section 6.4 shall survive the Closing or the termination of this Agreement regardless of the cause of such termination.

6.5                               Third Party Claims

(a)                                  In the case of Claims made by a third party after the Closing (a “Third Party Claim”) against the Seller, the Purchaser or the Hotel Assets with respect to which the Purchaser or the Seller, as the case may be, (in this Section 6.5 “Claiming Party”) seeks to make a Claim against the other party (in this Section 6.5, the “Responding Party”) as a result of, or arising from or related to, the breach by the Responding Party of any representation, warranty, certification or covenant made by such Responding Party in or pursuant to this Agreement or any Closing Document or pursuant to an indemnity set out in this Agreement or any Closing Documents, the Claiming Party shall give written notice to the Responding Party of any such Third Party Claim forthwith after receiving notice thereof.  If the Claiming Party fails to give such written notice to the Responding Party, such failure shall not preclude the Claiming Party from making such claim against the Responding Party, but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the Third Party Claim or increased the amount of liability or the cost of the defense.

(b)                                 The Responding Party shall have the right, by written notice to the Claiming Party given not later than 30 days after receipt of the notice referred to in Section 6.5(a) to assume the control of the defense, compromise or settlement of the Third Party Claim.

(c)                                  Upon the assumption of control of any Third Party Claim by the Responding Party as contemplated by Section 6.5(b), the Responding Party shall diligently proceed with the defense, compromise or settlement of the Third Party Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Claiming Party and, in connection therewith, the Claiming Party shall co-operate fully (but at the expense of the Responding Party with respect to any reasonable out-of-pocket expenses incurred by the Claiming Party) to make available to the Responding Party all pertinent information and witnesses under the Claiming Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Responding Party, acting reasonably, are reasonably necessary to enable the Responding Party to conduct such defense.  The Claiming Party shall have the right to participate in the negotiation, settlement or defense of any Third Party Claim at its own expense and no Third Party Claim shall be settled, compromised or otherwise disposed of without the prior written consent of the Claiming Party, such consent not to be unreasonably withheld or delayed.  If the Responding Party elects to assume control of the Third Party Claim as contemplated by Section 6.5(b), the Claiming Party shall not pay, or permit to be paid, any part of the Third Party Claim unless the Responding Party consents in writing, such consent not to be unreasonably withheld, to such payment or unless the Responding Party, subject to the last sentence of Section 6.5(d), withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Responding Party is entered against the Claiming Party in respect of such Third Party Claim.

(d)                                 If the Responding Party fails to give written notice to the Claiming Party as contemplated by Section 6.5(b), the Claiming Party shall be entitled to make such settlement of the Third Party Claim, or otherwise deal therewith, as it deems appropriate, acting reasonably, at the sole cost of the Responding Party, and such settlement or any other final determination of the claim or demand shall be binding upon the Responding Party.  If the Responding Party fails to defend or, if after commencing or undertaking such defense, fails to prosecute or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, at the sole cost of the Responding Party.  If the Claiming Party assumes the defense of any Third Party Claim and proposes to settle it prior to a final judgment thereon or to forego any appeal with respect thereto, then the Claiming Party shall give the Responding Party prompt written notice thereof, and the Responding Party shall have the right, by written notice to the Claiming Party given not later than 10 days after receipt of the notice referred to in this sentence of Section 6.5, to participate in the settlement or assume or reassume the defense of such Third Party Claim, in which event, the preceding provisions of this Section 6.5 shall apply, mutatis mutandis.

(e)                                  This Section 6.5 shall survive the Closing.

ARTICLE VII

OPERATION UNTIL CLOSING

7.1                               Operation Before Closing

From the date hereof until Closing, the Seller shall cause the Hotel Assets and the Hotel Business to be operated as at present.

7.2                               Damage Before Closing

The Hotel Assets shall be at the risk of the Seller until the Closing Date.  If loss or damage to the Hotel Assets occurs at any time prior to Closing, then:

(a)                                  if such loss or damage is of such a nature and to such an extent that the cost of repair or restoration, in the opinion of the Seller’s independent architect or engineer, will exceed an amount in aggregate equal to FIVE MILLION DOLLARS ($5,000,000) (“Substantial Damage”), then the Purchaser may by notice to the Seller within seven Business Days after it receives written notice of the occurrence of such Substantial Damage, elect to terminate this Agreement, in which case, the Deposit and any accrued interest thereon shall be paid to Purchaser; and

(b)                                 if such loss or damage does not constitute Substantial Damage, or does constitute Substantial Damage but the Purchaser has elected not to exercise its right of termination,  then neither party shall have any right to terminate this Agreement by virtue thereof, the Purchaser shall be entitled to all proceeds of insurance in respect of such loss or damage (except insofar as such proceeds relate to lost income on or before the Closing Date which shall be entirely the property of the Seller), and the parties shall complete the Transaction, provided that the Purchase Price shall be reduced by an amount equal to the deductible under the applicable property insurance, if the Seller has not already paid the deductible, and uninsured losses, if any.

The Seller has delivered to the Purchaser a certificate or certificates of insurance setting out the property coverage for the Hotel Assets, which shall be for full replacement cost, subject to deductibles.  The Seller covenants with the Purchaser that the Seller will, from the Execution Date to the Closing Date, maintain such Existing Insurance over the Hotel Assets.  If the damage or destruction occurs at such time that there is insufficient time for the Purchaser to make its election hereunder, the Closing Date shall be postponed to a date which is five Business Days after the last day of the period for the Purchaser’s election, or if such date is not a Business Day, then the next Business Day thereafter.

7.3                               Leasing and Hotel Contracts

(a)                                  The Seller agrees that it shall not enter into any new Lease or Hotel Contract (other than Room Reservations, including advance group bookings, in a manner consistent with the Hotel Business as operated at present) without the prior approval of the Purchaser, acting reasonably, unless such Lease or Hotel Contract may be terminated by Seller as of a date prior to the Closing Date.  Such approval must be given by the Purchaser within three Business Days following request for such approval, which request shall include a copy of the proposed new Lease or Hotel Contract.

(b)                                 The Seller agrees that it shall not amend, terminate, or voluntarily accept a surrender of, any Lease or Hotel Contract (other than Room Reservations or Hotel Contracts which are not to be assumed by Purchaser), or release any Person from its liability under its Hotel Contract (other than Room Reservations or Hotel Contracts which are not to be assumed by Purchaser) without the prior written approval of the Purchaser, acting reasonably. Such approval of the Purchaser must be given within three Business Days following request therefore which request shall include a copy of the proposed amendment, termination or surrender.

(c)                                  Seller agrees to use commercially reasonable efforts to obtain, prior to the Closing Date,  an estoppel certificate from the City of Scottsdale indicating that the Patio Lease is in full force and effect, has not been amended and that no default by tenant exists thereunder.

7.4                               Assignment of Hotel Contracts and Hotel Permits

(a)                                  Provided that Seller shall obtain any necessary consents, Seller shall assign to Purchaser, and Purchaser shall assume from Seller, all the Hotel Contracts set forth on Schedule ”E” annexed hereto and made a part hereof; provided, however:

(i) with respect to the first three (3) elements of the Valley Leasing equipment lease identified on Schedule 1 to Schedule ”E” known as Micros-Fidelio-Opera (i.e., Software Licenses, Implementation and System Maintenance, and having an initial value of $275,499 as follows: Software Licenses-$117,288, Implementation-$109,990, and System Maintenance-$48,171) (collectively, ‘Micros”), there shall be a reduction of the Purchase Price equal to 50% of the present value of the Micros as of the Closing Date and the Micros element shall be retained by Seller for its use or disposal;

(ii) with respect to the NXTV contract identified on Schedule 2 to Schedule ”E”, Purchaser may elect prior to the Closing for such contract to be terminated, and in such event, there shall be a reduction of the Purchase Price in an amount equal to 50% of the termination fee set forth in the NXTV contract or such lower fee as can be negotiated by Seller and/or Purchaser, it being agreed that both Seller and Purchaser shall cooperate to try and negotiate the lowest termination fee of the NXTV contract; and in the event the NXTV contract is so terminated, any equipment relating to the NXTV contract shall be retained by Seller for its use and disposal to the extent permitted by NXTV; and

(iii)  with respect to each of the equipment leases set forth on Schedule 1 to Schedule ”E” that is guaranteed by Donato Errico and/or Stephen Hanson, Purchaser shall cause Morgans Hotel Group, LLC as of the Closing Date to, at Seller’s election, either act as a substitute guarantor or, alternatively, be a back up guarantor to Donato Errico and/or Stephen Hanson, as the case may be. If Seller elects for Morgans Hotel Group, LLC to be the substitute guarantor but the substitution cannot be completed as of the Closing Date due to the applicable lessor, then Morgans Hotel Group, LLC will provide a back up guaranty until such time as the substitution is completed.

(b)                                 Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any Hotel Contract or Hotel Permit which is (i) not assignable, or (ii) not assignable without the approval or consent of the other party or parties thereto, without first obtaining such approval or consent (collectively “Non-Assignable Rights”).  The Purchaser shall apply for and use all reasonable efforts, at its own cost, to obtain all necessary consents or approvals in respect of any Hotel Contracts and Hotel Permits which the Purchaser wishes to have assigned to it and the Seller shall not have any responsibility to obtain such consents or approvals but will cooperate with the Purchaser in this regard.  Notwithstanding anything contained in this Agreement to the contrary, and without limiting the generality of the foregoing, the Seller shall not be required to spend any monies to obtain any such approval or consent and the failure to obtain any such approval or consent shall not constitute a default on the part of the Seller nor shall such failure entitle the Purchaser to terminate this Agreement or to any other remedy whatsoever.

(c)                                  The Seller shall, if requested by the Purchaser, co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to the Purchaser (including without limitation, holding any such Non-Assignable Rights in trust for the Purchaser or acting as agent for the Purchaser), provided that such arrangements shall terminate no later than the 180th day after the Closing Date and that the Purchaser shall fully indemnify the Seller in respect of any and all costs and liabilities incurred by the Seller and arising from such arrangements.

(d)                                 Nothing in this Agreement shall be construed as an assignment of the Liquor License or attempt to transfer the Liquor License to the Purchaser.  Forthwith after the date hereof, the Purchaser will promptly execute and file with the applicable Governmental Authority an application for the issuance of a new liquor license for the Hotel.  Simultaneously with the filing of the application for a new liquor license for the Hotel, the Purchaser shall file with the applicable Governmental Authority an application for a temporary liquor license allowing the Purchaser to continue the operation of the Hotel during the period the application for a new liquor license is pending.  The Purchaser specifically acknowledges and agrees that should the application for a new liquor license to the Purchaser, at any time be temporarily or finally denied or delayed for any reason, such denial or delay shall not affect in any manner whatsoever the obligations of the parties under this Agreement, and the Closing shall take place without delay or interruption.

(e)                                  For greater certainty, it is confirmed that the Seller is not making any representations or warranties to the Purchaser that any Hotel Contracts and/or Hotel Permits are assignable to the Purchaser or that the Purchaser will be successful in obtaining its own liquor license for the Hotel. There are no conditions in favor of the Purchaser with respect to Hotel Contracts, the Hotel Permits or the Liquor License being assignable to the Purchaser .

7.5                               Employees

(a)                                  From the date hereof until the date which shall be eighteen (18) months after the Closing Date, Seller shall not solicit any Employee to work for Seller outside of the Hotel.  The provisions of this subsection 7.5(a) shall survive the Closing.

(b)                                 The parties shall adjust on Closing for all unpaid wages, salaries, bonuses, profit sharing entitlement, earnings, bonuses (but only to the extent Seller is contractually obliged to provide same),  monies, remittances, assessments, benefit plan contributions, vacation pay, sick pay and other monetary obligations which, pursuant to Applicable Laws or other contracts (including oral contracts) with the Employees, are due or accruing due to the Employees as of the Closing Date.  The Purchaser shall pay and be responsible for all such amounts which accrue due to the Employees after the Closing Date.  The Seller shall pay and be responsible for all such amounts which shall accrue to employees prior to the Closing Date.

(c)                                  The Purchaser shall indemnify and save harmless the Seller and its shareholders, directors, officers, employees and agents from any and all Claims relating to the period from and including the Closing Date incurred, suffered or sustained, whensoever or howsoever arising, in respect of or relating to any of the Employees (including, without limitation, Claims against the Seller by any and all Employees claiming that any variations in the terms of employment - including, without limitation, compensation and job function - as of or after Closing constitute or constituted a constructive dismissal by the Purchaser of such Employees).  The Seller shall indemnify and save harmless the Purchaser and its shareholders, directors, officers, employees and agents from any and all Claims relating to the period prior to the Closing Date (but not any time after such period) incurred, suffered or sustained, whensoever or howsoever arising, in respect of or relating to any of the Employees, or that relate to or arise out of Claims by Employees claiming that any variations in the terms of employment - including, without limitation, compensation and job function - as of or after Closing constitute or constituted a constructive dismissal of such Employees.  The provisions of Section 6.5 of this Agreement shall be applicable to the foregoing indemnities.

(d)                                 The Purchaser acknowledges and agrees that: (i) the Seller makes no representation or warranty that any Employees will continue their employment with the Purchaser; and (ii) the willingness of the Employees to continue their employment shall not constitute a condition to the Purchaser’s obligation to complete the Transaction.

(e)                                  The Purchaser and its representatives shall not communicate with any Employees of the Seller without the prior approval of the Seller (which approval shall not be unreasonably withheld or delayed provided Seller is afforded the opportunity to have a representative present) and thereafter such communication shall, if the Seller so requires, take place with a representative of the Seller present.

(f)                                    By 3:00 p.m. on the Business Day prior to the Closing Date, the Seller shall provide the Purchaser with an updated List of Employees.

(g)                                 The Seller may, without the consent of the Purchaser, but with notice to Purchaser, hire additional employees (the “Approved Additional Employees”) to replace any Employees who are terminated by the Seller or who voluntarily terminate their employment with the Seller during such period of time, provided that any Approved Additional Employee will be hired on no more favorable terms and conditions of employment, including, without limitation, salary and benefits, than were applicable to the Employee being replaced by the Approved Additional Employee and that after the third Business Day prior to the Closing Date the Seller shall not hire any additional Employees unless such additional Employees can be terminated without cause on thirty (30) days’ notice or less.

(h)                                 At the election of Purchaser made to Seller in writing, Seller shall terminate all of the Employees as of the Closing Date.  In such event (i) Purchaser will offer employment to a sufficient number of the Employees in a manner such that the actions of the parties pursuant to this Agreement will not trigger the application of the Worker Adjustment and Retraining Notification Act (or similar local or state laws or regulations) (collectively, the “WARN Act”); (ii) Purchaser will notify Seller at least seven (7) days prior to the Closing Date of the Employees to whom Purchaser will not offer employment; (iii) Purchaser shall have no responsibility for wages, benefits or vacation time (including personal days) which accrued or arose prior to the Closing with respect to the Employees, all of which Seller shall pay and satisfy or cause to be paid and satisfied at Closing; (iv) Seller shall not be responsible for COBRA liability or other termination liability for the Employees to whom Purchaser does not offer employment or that do not accept positions with Purchaser; (v) Purchaser shall be responsible for COBRA liability any other termination liability for the Employees to whom Purchaser does not offer employment or that do not accept positions with Purchaser.

(i)                                     The provisions of this Section 7.5 shall survive Closing.

7.6                               Trade-Marks and Other Intellectual Property Rights

All right, title and interest of the Seller in and to all of its existing and future trade-marks, trade-names, logos, commercial symbols, business names, internet domain names, copyrights, patents, trade secrets or any other intellectual or industrial property rights are hereby specifically reserved and excluded from the Hotel Assets, notwithstanding any other provision of this Agreement, including the definitions.  The Purchaser further acknowledges that it is not acquiring any rights of any nature whatsoever to or in respect of (1) the “James Hotel” or “Fiamma” or “J Bar” or “The Gym” or trade-marks, trade-names, logos, commercial symbols, business names and any other property whatsoever owned by James Hotels or BR Guest or any of its successors or assigns or (2) any signage containing any of the foregoing.   The provisions of this Section 7.6 shall survive Closing.

7.7                               Change of Circumstances

For greater certainty, it is agreed that no defaults by any Persons under any Permitted Encumbrances or Hotel Contracts (including, without limitation, any bankruptcy or event of insolvency, other than with respect to the Seller) or repudiation or termination thereof, or proceeding for relief therefrom, at any time, and no other change adverse to the Hotel, the Hotel Business, the Hotel Assets or the Property or their value at any time other than a change caused by the willful default of the Seller shall entitle the Purchaser to any right or remedy whatsoever.  The foregoing does not relieve, however, the Seller from the consequences of any breach by the Seller of its representations, warranties or covenants set out in this Agreement.

7.8                               Hotel FF&E and Hotel Inventory

From the date hereof until Closing, the Seller will:

(a)                                  Subject to reasonable wear and tear, maintain and repair the Hotel FF&E, subject to additions and replacements in the ordinary course of the Hotel Business; and

(b)                                 maintain Hotel Inventory at a level approximately equal to the level maintained by the Seller prior to Closing.

It is confirmed that the Hotel Inventory are subject to disposition and replacement in the ordinary course of the Hotel Business prior to Closing, provided the Seller complies with Section 7.8(b).

7.9                               Purchaser’s Access to Hotel

Between the date hereof and the Closing Date, Purchaser shall have the right, at reasonable times and upon reasonable notice, and subject to rights of guests, to (i) have access to the Hotel and the Hotel records, in the presence of an employee designated by Seller, for the purpose of preparing for the transition in ownership, although such preparation may not entail any physical destruction or construction, (ii) interview, in the presence of an employee designated by Seller, current employees of the Hotel and (iii) ”shadow” the Manager of the Hotel;  that is, work with the Manger for the purpose of understanding Hotel operations.

ARTICLE VIII

GENERAL

8.1                               Gender and Number

Words importing the singular include the plural and vice versa.  Words importing gender include all genders.

8.2                               Captions

The caption and headings contained herein are for reference only and in no way affect this Agreement or its interpretation.

8.3                               Obligations as Covenants

Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

8.4                               Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable thereto.  The parties agree to attorn to the exclusive jurisdiction of the courts of New York for any dispute arising during the effective period of this Agreement or which arise as a result of the Transaction contemplated by this Agreement.

8.5                               Currency

All reference to currency in this Agreement shall be deemed to be reference to United States dollars.

8.6                               Invalidity

If any immaterial covenant, obligation, agreement or part thereof or the application thereof to any Person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any Person, party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby.

8.7                               Amendment of Agreement

No supplement, modification, waiver or termination (other than a termination pursuant to the terms of this Agreement) of this Agreement shall be binding unless executed in writing by the parties hereto in the same manner as the execution of this Agreement.

8.8                               Time

Time shall be of the essence of this Agreement.  If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day.  Unless otherwise provided herein, all references to time shall mean Eastern Standard Time.  Further Assurances

Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

8.9                               Entire Agreement

This Agreement and any agreements, instruments and other documents herein contemplated to be entered into between, by or including the parties hereto constitute the entire agreement between the parties hereto pertaining to the agreement of purchase and sale provided for herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, and there are no other warranties or representations and no other agreements between the parties hereto in connection with the agreement of purchase and sale provided for herein except as specifically set forth in this Agreement.

8.10                        Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

8.11                        Attorneys as Agents and Tender

Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by the Purchaser’s Attorneys on behalf of the Purchaser and by the Seller’s Attorneys on behalf of the Seller and any tender of Closing Documents and the Balance may be made upon the Seller’s Attorneys and the Purchaser’s Attorneys, as the case may be.

8.12                        Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.13                        Real Estate Commissions

Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property other than Larry

Russo, whom shall be paid by Purchaser pursuant to a separate agreement.  Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) other than Larry Russo, whom shall be paid by Seller pursuant to a separate agreement, claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.

8.14                        Notice

Any notice, demand, approval, consent, information, agreement, offer, payment, request or other communication (hereinafter referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by delivery or by telecopier or other electronic communication which results in a written or printed notice being given, addressed or sent as set out below or to such other address or electronic number as may from time to time be the subject of a Notice:

(a)                                  Purchaser:

Morgans Hotel Group LLC
475 Tenth Avenue
New York, New York 10018
Attention:  Marc Gordon
Fax:                           (212) 277-4270

with a copy to:

McDermott Will & Emory LLP

50 Rockefeller Plaza

New York, New York 10020

Attention:  Keith M. Pattiz, Esq.

Fax:                           (212) 547-5444

To the Seller:

James Hotel Scottsdale, LLC
c/o James Hotels
206 Spring Street
New York, New York 10012
Attention:
Fax:

and with a copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016

Attention:                                         Jeffrey H. Kaufman, Esq.
Fax:                           212-545-3345

or to any other address that a party has notified the other parties in the foregoing manner.

Any Notice, if delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent by telecopier or other electronic communication with confirmation of transmission, shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was received.

8.15                        No Registration of Agreement

The Purchaser shall not record this Agreement, or any memorandum of this Agreement, on or against title to the Land.  Breach of this provision shall constitute a fundamental breach of this Agreement.

8.16                        Counterparts

This Agreement may be executed in counterparts and by the facsimile transmission of an originally executed document.

8.17                        Survival

Except as otherwise expressly provided in this Agreement, no representations, warranties, covenants or agreements of the Seller and Purchaser in this Agreement shall survive the Closing.  This provision survives the Closing.

8.18                        Conflicts between Agreement and Closing Documents

In the event of any conflict or inconsistency between the provisions of this Agreement and any Closing Document or Closing Documents, the provisions of this Agreement shall prevail in all respects.  This provision shall survive Closing.

8.19                        Assignment

Purchaser shall not assign its rights hereunder without Seller’s prior written consent, which may be granted or withheld in Seller’s sole discretion.  Notwithstanding the foregoing, Purchaser, without the prior consent of Seller, may (i) assign this Agreement to any of Purchaser’s Affiliates, and/or (ii) designate an entity to accept title to the Property as Purchaser’s designee hereunder.

8.20                        Confidentiality

Purchaser and Seller agree to be bound by the Confidentiality Agreement, which shall survive the Closing.

8.21                        Like-Kind Exchange

Seller may consummate the sale of the Property as part of a so-called like kind exchange (“Exchange”) pursuant to §1031 of the Internal Revenue Code (the “Code”), and Seller is expressly entitled to assign its rights hereunder to an affiliate of Seller and/or to a Qualified Intermediary as provided in the Code and the Treasury Regulations promulgated thereunder, on or before the Closing Date, provided that Seller shall remain liable for all of its obligations under this Agreement, including those which survive Closing.  Purchaser agrees that it shall execute and deliver to Seller or to the Qualified Intermediary at or prior to the Closing any and all documents reasonably required or requested by Seller or the Qualified Intermediary to complete such Exchange.

8.22                        Transition

Transition in ownership will be in accordance with the agreement annexed hereto and made a part hereof as Schedule K.

8.23                        Litigation

Seller shall cause the litigation set forth on Schedule ”H” annexed hereto to be dismissed or bonded prior to the Closing Date.

IN WITNESS WHEREOF the parties hereto have executed this Agreement by their properly authorized signatories in that behalf as of the day and year first above written.

JAMES HOTEL SCOTTSDALE, LLC

By:
Name:
Title:

I am authorized to bind the Seller.

MORGANS HOTEL GROUP LLC

By:
Name:
Title:

I am authorized to bind the Purchaser.

The undersigned are executing this Agreement of Purchase and Sale for the sole purpose of guaranteeing to the Purchaser any obligation Seller may have pursuant to the terms of this Agreement of Purchase and Sale to return the Deposit and/or interest earned thereon, to Purchaser

Donato Errico

Stephen Hanson

Schedule “A”

LEGAL DESCRIPTION OF LAND

PARCEL NO. 1:

Lot A, SCOTTSDALE MALL, a subdivision recorded in Book 170 of Maps, page 2, records of Maricopa County, Arizona:

EXCEPT the following described property identified as Parcel A and Parcel B as follows:

PARCEL “A”:

That parcel of real property conveyed to the City of Scottsdale in instrument recorded August 28, 1985 in Recording No. 85-407038 and more particularly described as follows:

COMMENCING at the Northeast corner of the Northwest quarter of the Northwest quarter of Section 26, Township 2 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona;

thence North 89 degrees 45 minutes 50 seconds West, a distance of 30.00 feet along the North section line of said Section 26;

thence South 00 degrees 07 minutes 52 seconds West, a distance of 65.00 feet to a point on the West right-of-way of Civic Center Plaza, said point being the TRUE POINT OF BEGINNING;

thence South 00 degrees 07 minutes 52 seconds West, a distance of 267.60 feet along said right-of-way;

thence North 02 degrees 24 minutes 17 seconds West, a distance of 70.51 feet;

thence North 00 degrees 05 minutes 47 seconds East, a distance of 200.41 feet;

thence South 44 degrees 48 minutes 59 seconds East, a distance of 4.59 feet to the TRUE POINT OF BEGINNING.

PARCEL “B”:

That parcel of real property Quit-Claimed to the City of Scottsdale in instrument recorded September 9, 1985 in Recording No. 85-444862 and more particularly described as follows:

The East 10 feet of the North 10.03 feet of the South 255.09 feet of Lot A Scottsdale Mall.

TOGETHER WITH the East 14 feet of the North 182.59 feet to the South 245.06 feet of Lot A Scottsdale Mall.

TOGETHER WITH the East 25 feet of the South 62.47 feet of Lot A Scottsdale Mall.

SCHEDULE “B”

FORM OF ASSIGNMENT AND ASSUMPTION OF HOTEL CONTRACTS

AGREEMENT made as of the • day of •, 2006.

B E T W E E N:

JAMES HOTEL SCOTTSDALE, LLC,

An Arizona limited liability company
(hereinafter referred to as the “Assignor”),

– and –

MORGANS HOTEL GROUP LLC,

A Delaware limited liability company,

(hereinafter referred to as the “Assignee”).

WHEREAS the Assignor, and Assignee have entered into an agreement of purchase and sale made as of November , 2005 (such agreement, as amended, supplemented and/or restated to the date hereof, the “Purchase Agreement”);

AND WHEREAS pursuant to the Purchase Agreement, the Assignor has agreed to execute and deliver this assignment of its interest in the Assigned Hotel Contracts (as defined below);

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.             Definitions.  Unless otherwise defined herein, all capitalized terms used in this agreement (this “Agreement”) shall have the respective meanings ascribed to them in the Purchase Agreement.

2.             Assignment.  The Assignor hereby assigns absolutely and transfers unto the Assignee all of the Assignor’s right, title and interest in, to and under all Hotel Contracts listed or described on Schedule “A” hereto and also all Room Reservations in force as of the date hereof not listed on Schedule “A” hereto (collectively, the “Assigned Hotel Contracts”).

3.             Assumption and Indemnity.  The Assignee hereby accepts the assignment and transfers contained in Section 2 hereof and covenants and agrees with the Assignor that, from and after the date hereof, the Assignee will observe, perform and fulfill each and every covenant, proviso, obligation, term and condition of, or applicable to, the Assignor under the Assigned Hotel Contracts that is applicable at any time from and including the date of this Agreement.  The

Assignee hereby agrees to fully indemnify and save harmless the Assignor from and against any and all liabilities, damages, costs, expenses, causes of action, suits, claims and judgments arising from or in connection with, or resulting from, any breach by the Assignee of its obligations hereunder and/or any act or omission of the Assignee or those for whom the Assignee is legally responsible with respect to the Assigned Hotel Contracts.

4.             Indemnity by Assignor.  The Assignor hereby agrees to fully indemnify and save harmless the Assignee from and against any and all liabilities, damages, costs, expenses, causes of action, suits, claims and judgments arising from or in connection with, or resulting from, any breach by the Assignor of its obligations under the Assigned Hotel Contracts at any time prior to Closing and/or any act or omission of the Assignor or those for whom the Assignor is legally responsible with respect to the Assigned Hotel Contracts at any time prior to the Closing.

5.             Successors and Assigns.  This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

6.             Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable therein .

7.             Counterparts.  This Agreement may be executed in several counterparts and by facsimile transmission of an originally executed document, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

8.             Headings, Extended Meanings.  The headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof and are not to be considered in the interpretation hereof.  In this Agreement, words importing the singular include the plural and vice versa; words importing the masculine gender include the feminine and vice versa; and words importing persons include firms or corporations and vice versa.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first mentioned.

JAMES HOTEL SCOTTSDALE, LLC

By
Name:
Title:

By
Name:
Title:
MORGANS HOTEL GROUP LLC

By
Name:
Title:

SCHEDULE “C”

INTENTIONALLY OMITTED

SCHEDULE “D”

LIST OF CERTAIN PERMITTED ENCUMBRANCES

GENERAL

1.             Encumbrances for real property taxes (which term consists of municipal taxes, school taxes and surtax) or charges for electricity, power, gas, water and other services and utilities in connection with the Property that (i) have accrued but are not yet due and owing or, if due and owing, are adjusted for pursuant to Section 3.3, or (ii) the validity of which is being contested in good faith.

2.             Any subsisting restrictions, reservations, limitations, provisos, exceptions or conditions (including, with limitation, royalties, reservation of mines, mineral rights and timber rights, access to navigable waters and similar rights) of record.

3.             All Short Term Leases and all Existing Hotel Contracts (including those amended or restated in accordance with Section 7.3 of the Agreement) and Approved Hotel Contracts and registered notices, memorials or other registrations with respect to such Hotel Contracts.

4.             Second installment of 2005 taxes, a lien, payable on or before March 1, 2006, and delinquent May 1, 2006.

5.             Reservations or Exceptions in Patents, or in Acts authorizing the issuance thereof.

6.             Water rights, claims or title to water, whether or not shown by the public records.

7.             Restrictions, dedications, conditions, reservations, easements and other matters shown on the plat of Scottsdale Mall, as recorded in Plat Book 170 of Maps, Page(s) 2, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c).

8.             An easement for underground public utilities and incidental purposes in the document recorded as Docket 10917, Page 141 of Official Records.

9.             An easement for underground public utilities and incidental purposes in the document recorded as Docket 10917, Page 143 of Official Records.

10.           An easement for public pedestrian and incidental purposes in the document recorded as Docket 10917, Page 145 of Official Records.

11.           An easement for fire hydrants, water meters and underground public utilities and incidental purposes in the document recorded as Docket 11046, Page 772 of Official Records.

12.           Any facts, rights, interests or claims that may exist or arise by reason of the following matters disclosed by an ALTA/ACSM survey made by Gene C. Harrison, II on January 31, 2005, designated Job Number 22762.

13.           The rights of parties in possession by reason of any unrecorded lease or leases or month to month tenancies affecting any portion of the within described property.

SCHEDULE “E”

HOTEL CONTRACTS TO BE ASSUMED

A.            All equipment leases (the “Equipment Leases”), as shown in Schedule “1” annexed hereto and made a part hereof.

B.            All Hotel Contracts set forth on Schedule “2” annexed hereto and made a part hereof, provided, however, that notwithstanding the foregoing,  Seller shall, within 10 business days of request therefor by Purchaser, give written notice of termination with respect to any Hotel Contract which is identified on Schedule “2” as terminable. If Purchaser shall have given Seller sufficient time to terminate a Hotel Contract (after giving effect to the 10 day business day written notice period), Purchaser shall not assume such Hotel Contract. Notwithstanding the foregoing, if Purchaser shall have not given Seller sufficient time to terminate a Hotel Contract (after giving effect to the 10 business day written notice period) prior to the Closing Date, Seller will send the termination notice but Purchaser shall assume such Hotel Contract for the period between the Closing Date and the effective date of termination of such Hotel Contract.

C.            Any Hotel Contracts, including, in particular, any “distribution contracts” which are not otherwise set forth in this Schedule E and which are identified by Purchaser, on or before March 25, 2006, as contracts which (i) are assignable, (ii) extend in term beyond the Closing Date and (iii) are contracts which Purchaser has advised Seller it wants to assume.

SCHEDULE 1 TO SCHEDULE E

EQUIPMENT LEASES

(SEE ATTACHED)

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SCHEDULE 2 TO SCHEDULE E

ALL HOTEL CONTRACTS

(SEE ATTACHED)

SCHEDULE “F”

Land:	$10,000,000
Building:	$32,350,000
Goodwill	$1,965,000
FF&E (including computer equipment):	$1,400,000
Land Improvements	$650,000

SCHEDULE “G”

ROOM RESERVATIONS

(SEE ATTACHED)

SCHEDULE “H”

LITIGATION

1.               James vs. Howard S. Wright Construction Corporation (“HSW”):

James had a signed construction contract to receive delivery of the hotel by January 10, 2004.  Due to the failure of James’ general contractor, HSW, the property was not delivered on January 10th.  As a result, James withheld payment, and is seeking to fulfill its contractual liquidated damages rights against HSW.  Both James and HSW are currently deposing various people in preparation for trial or settlement.

2.               James vs. Extreme Clean Ltd.

Upon the opening of James – Scottsdale, James hired Extreme Clean to provide ongoing cleaning services in the lobby areas.  Without a signed contract, Extreme Clean billed James almost double the going market rate for its services.  James refused to pay and is currently litigating over the amount owed for four months of lobby cleaning services.

SCHEDULE “I”

EMPLOYEES

(SEE ATTACHED)

SCHEDULE “J”

INSURANCE

(SEE ATTACHED)

SCHEDULE K

Transition

Transition cooperation agreement

James Hotels agrees to cooperate to make a smooth transition post closing.

To allow for a smooth transition, from the closing date until and through May 31, 2006, James shall allow Morgans the use of all of the James or BR Guest names, trademarks and logos used by James Hotels in connection with the operation of the hotel, including, without limitation, the names “James Scottsdale”, “J Bar” and “The Gym”.  During this time Morgans will make their best effort to avoid any situation that would cause damage to the James name and will communicate to guests via verbiage agreed to by both parties that the James Scottsdale is no longer associated with the James brand or James Chicago.

James will provide switch letters for each GDS thirty days prior to the closing date allowing Travel Click to transfer all property GDS codes to MHG and their chain code.  While MHG will not have access to the James name after May 31, 2006, MHG will inherit all property specific GDS codes. . James will cooperate fully in this effort, but is not able to guarantee that Travel Click will be able to accommodate this request and Travel Click may charge fees to Morgans which James can not anticipate nor is James responsible for any such fee or the inability of Travel Click to meet Morgans needs.

James will turn over all information related to reservations on the books, all transient account contracts in effect and all future group and banquet contracts and information to Morgans upon closing.

Morgans will have sole use of the hotel phone numbers 480.308.1100 and 480.308.1111, but will not receive use of any James toll free numbers. James will transfer Scottsdale specific calls to the hotel through May 31, 2006.  Following May 31, 2006, James will use best efforts in giving callers inquiring about James Scottsdale the appropriate number for reservations.

James will not forward any URLs or web inquiries to Morgans.

BR Guest restaurants will enter into a management agreement with Morgans to operate the hotel restaurant post closing, under the current Fiamma name for a maximum of 6 months, based on Morgans’ need, at a fee of 5% of gross revenue under management. BRG and James will not be liable for any expenses or losses of the operation during this period. During this period BR Guest will work to the best of their ability to maintain all operations of the restaurant while assisting as needed with the transition needs of an outside restaurant operator to be named by Morgans. At the conclusion of the management agreement Morgans agrees that BR Guest will remove proprietary systems and related data and such information will not be shared with a third party restaurant operator. It is understood that BR Guests may not be able to hold onto the staff due to the transitional period unless Morgans makes arrangements to keep such staff and Morgans will be responsible for recruiting and hiring if turnover does occur.

16

After the expiration of the respective transition periods for hotel and restaurant noted above, Morgans agrees not to use any of the James or BR Guest names, trademarks or logos in the operation of the hotel.

In exchange Morgans agrees that they will not announce the purchase of James until after February 28, 2006 or a date agreed to by James and at no time will Morgans announce the purchase price publically.  Notwithstanding the foregoing, it is understood that, prior to February 28, 2006, the sale of the hotel to Morgans may be incorporated in documents that are available to the public as part of the process of Morgans filing for an IPO.

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